Exhibit 10.3
DEFERRED COMPENSATION PLAN
FOR
CORPORATE OFFICERS OF
SONOCO PRODUCTS COMPANY

TABLE OF CONTENTS

ARTICLE I	STATEMENT OF PURPOSE	3

ARTICLE II	DEFINITIONS	4 - 5

ARTICLE III	ELIGIBILTY AND PARTICIPATION	6

ARTICLE IV	DEFERRED COMPENSATION ELECTIONS	7

ARTICLE V	CREDITS TO DEFERRAL ACCOUNTS	8 - 9

ARTICLE VI	ADMINISTRATIVE COMMITTEE & CLAIMS	10 - 11

ARTICLE VII	AMENDEMENT AND TERMINATION	12

ARTICLE VIII	MISCELLANEOUS	13 - 14

ARTICLE IX	CONSTRUCTION	15

SONOCO PRODUCTS COMPANY
DEFERRED COMPENSATION PLAN
FOR KEY EMPLOYEES
ARTICLE I
STATEMENT OF PURPOSE
     The purpose of this plan is to provide Key Employees of Sonoco Products Company (the “Company”) the opportunity to defer receipt of compensation earned as an employee to a date following separation from service with the Company. This deferral opportunity is designed to help the Company to attract and retain outstanding individuals as employees of the Company through enhancement of the value of the compensation paid to such individuals.

ARTICLE II
DEFINITIONS
     When used herein, the following terms shall have the meanings indicated unless a different meaning is clearly required by the context.
1.	“Company”: Sonoco Products Company, a South Carolina Corporation, and Corporate successors.

2.	“Committee”: The Administrative Committee appointed by the Board of Directors of the Company to administer this plan.

3:	“Key Employee”: Any person who is serving as an officer of the Company.

4:	“Participant”: A Key Employee or former Key Employee who has deferred fees hereunder and has a credit balance in his deferred compensation account.

5.	“Separation from Service”: The date of termination of an employee’s active service with the Company, which for this purpose includes all companies that would be considered a single employer under Section 414(b) of the Internal Revenue Code (“Code”) applying a standard of “at least 50 percent” instead of “at least 80 percent” as provided in the regulations to Section 409A of the Code.

6.	“Plan”: The Deferred Compensation Plan for Key Employees of Sonoco Products Company as contained herein, and as may be amended from time to time hereafter, together with any election forms that the Committee requires a Participant to complete.

7.	“Plan Year”: The period commencing January 1 and ending December 31.

8.	“Stock Equivalent Account”: The account described in Article V.

9.	“Interest Account”: The account described in Article V.

10.	“Compensation”: Salary and annual incentive compensation.

ARTICLE III
ELIGIBILITY AND PARTICIPATION
1.	Key Employees of the Company are eligible to become participants in the plan, subject to approval of the Board of Directors.

2.	An eligible Key Employee participates in the plan by irrevocably electing on an annual basis, in the manner specified herein, to defer future Compensation earned for which the related services commence in the calendar year following the year in which the election is made.

3.	An eligible Key Employee may elect to defer up to fifty (50) percent of salary and up to fifty (50) percent of annual incentive earned during the year for which the deferral choice is made.

4.	An eligible Key Employee becomes a Participant in the Plan upon the execution and delivery of a Deferred Compensation Agreement. Such Agreement must be executed (and must become irrevocable) in all cases on or before December 31 preceding the calendar year in which the services related to the Compensation to be deferred commence.

ARTICLE IV
DEFERRED COMPENSATION ELECTIONS
1.	An officer electing to defer payment of compensation may elect deferral to be invested in the Interest Account or the Stock Equivalent Account.

2.	Subject to such limitations as the Committee may impose, an officer electing to defer hereunder shall also elect at the same time as his deferral election, a Fixed Period commencing six months following the officer’s Separation from Service over which the amount deferred under such election shall be paid to him in annual installments and a Fixed Period (which may be a different period) over which the unpaid portion of the amount deferred shall be paid to his Beneficiary or estate in annual installments in the event of his death.

3.	Any Fixed Period Election to defer compensation shall be irrevocable and may not be changed or modified thereafter by a Participant or the Company.

4.	The fact that an officer has made a particular election with respect to a deferral shall not preclude such officer from making different elections with respect to new deferrals covering a future period of service.

ARTICLE V
CREDITS TO DEFERRAL ACCOUNTS
1.	Deferred compensation shall be credited to the Stock Equivalent Account or the Interest Account of a Participant or a combination of these accounts, as the Participant may have elected, as follows:
(a)	The deferred incentive amount shall be credited to the Deferral account on the closing date of the Company’s fiscal month in which the incentive was to be paid in cash.

(b)	The deferred salary shall be credited on the closing date of the Company’s fiscal month in which the salary was to be paid in cash.
2.	The compensation credited to a Stock Equivalent Account shall be converted on the closing date of each of the Company’s fiscal months into Stock equivalents as though such compensation were applied to the purchase of common stock of the Company as follows:
The Participant’s Account shall be assigned Stock Equivalents which shall be the number of full and fractional (rounded to the nearest tenth) shares of the Company’s common stock that could be purchased with the compensation credited to the Officer’s Account, at the closing price of such common stock as quoted by the New York Stock Exchange.
3.	As of the record date for each dividend declared on the Company’s common stock, each Officer’s dividend shall be determined by multiplying the cash dividend per share by the number of full and fractional Stock Equivalents in the Officer’s Stock

Equivalent Account on the dividend record date. The resulting dividend amount will be converted into stock equivalents as though such dividend amounts were applied to the purchase of common stock of the Company.
4.	The balance in the Interest Account will be credited with interest from the date the deferral is credited to the account until payment is complete, at a rate equal to the Merrill Lynch ten year high quality bond index for December 15 of each preceding year.

ARTICLE VI
ADMINISTRATIVE COMMITTEE & CLAIMS
1.	This plan shall be administered by the Compensation Committee of the Board of Directors.

2.	The construction and interpretation by the Committee of any provision of this plan shall be final and conclusive.

3.	The administration of this plan is delegated to the Senior Vice President — Human Resources who is responsible for executive compensation and benefits, or at his election, to the Director, Compensation.

4.	No member of the Committee shall be personally liable for any actions taken by the Committee unless the member’s action involves willful misconduct.

5.	If any claim for benefits under the Plan is wholly or partially denied, the claimant shall be given notice in writing of such denial within a reasonable period of time (not to exceed 90 days after receipt of the claim or, if special circumstances require an extension of time, written notice of the extension shall be furnished to the claimant and an additional 90 days will be considered reasonable) setting forth the following information: (a) the specific reason or reasons for the denial; (b) specific reference to pertinent Plan provisions on which denial is based; (c) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and (d) an explanation that a full and fair review by the Committee of the decision denying the claim may be requested by the claimant or his authorized representative by filing with the Committee, within 60 days after such notice has been received, a written request for such review.

In the event that a claimant does choose to appeal, as described under (d) above, the claimant or his authorized representative may review pertinent documents and submit issues and comments in writing within the same 60-day period specified in subsection (d) above. Upon request (and free of charge), the Member/claimant shall be provided reasonable access to and copies of all documents, records, and other information relevant to his claim for benefits (as further described in DOL regulations, and as determined by the Committee, in its sole discretion), and shall also be informed of his right to bring suit under ERISA.
The decision of the Committee shall be made promptly, and not later than 60 days after the Committee’s receipt of the request for review, unless special circumstances require an extension of time for processing, in which case the claimant shall be so notified and a decision shall be rendered as soon as possible, but not later than 120 days after the receipt of the request for review. The claimant shall be given a copy of the decision promptly. The decision shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, and specific references to the pertinent Plan provisions on which the decision is based.

ARTICLE VII
AMENDMENT AND TERMINATION
     The Company reserves the right, at any time or from time to time, by action of its Board of Directors, to modify or amend in whole or in part any or all provisions of the Plan or terminate and liquidate the Plan, provided, however, that any such modification, amendment or termination and liquidation shall not substantially and adversely affect the benefits then in effect. In the event of Plan termination and liquidation by the Company, the Company will choose to pay any benefits otherwise due under the Plan during the first 12 months following a resolution to terminate and liquidate the Plan and shall pay out any remaining amounts deferred under the Plan during the second 12 months following such resolution to terminate and liquidate the Plan. Notwithstanding the above, the Plan shall not be terminated and liquidated unless all other plans required to be aggregated under Section 409A of the Code are terminated and liquidated at the same time.

ARTICLE VIII
MISCELLANEOUS
1.	NON-ALIENATION OF BENEFITS. No right or benefit under the Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge any right or benefit under this Deferral shall be void. No right or benefit hereunder shall in any manner be liable for or subject to the debts, contracts, liabilities, or torts of the person entitled to such benefits. If the Participant or any beneficiary hereunder shall become bankrupt, or attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge any right hereunder, then such right or benefit shall, in the discretion of the Committee, cease and terminate, and in such event, the Committee may hold or apply the same or any part thereof for the benefit of the Participant or his beneficiary, spouse, children, or other dependents, or any of them in such manner and in such amounts and proportions as the Committee may deem proper.

2.	NO TRUST CREATED. The obligations of the Company to make payments hereunder shall constitute a liability of the Company to a Participant. Such payments shall be made from the general funds of the Company, and the Company shall not be required to establish or maintain any special or separate fund, or purchase or acquire life insurance on a Participant’s life, or otherwise segregate assets to assure that payment shall be made, and neither a Participant, his estate nor Beneficiary shall have any interest in any particular asset of the Company by reason of its obligations hereunder. The Participant’s rights to deferred amounts will be the same as an unsecured general creditor of the Company, and all property and rights to property, including rights as a beneficiary of a life insurance contract purchased with deferred amounts, and all income attributable to the deferred amounts and property will remain solely the property of the Company and will be subject to claims of general creditors of the Company. Nothing contained in the Plan shall create or be construed as creating a trust of any kind of any other fiduciary relationship between the Company and a Participant or any other person.
3.	The effective date of this plan is January 1, 1991.

4.	The plan has been amended effective July 18, 2007, to comply with Section 409A of the Code and the regulations thereunder.

ARTICLE IX
CONSTRUCTION
1.	GOVERNING LAW. This Plan shall be construed and governed in accordance with the laws of the State of South Carolina.

2.	GENDER. The masculine gender, where appearing in the plan, shall be deemed to include the feminine gender, and the singular may include the plural, unless the context clearly indicates to the contrary.

3.	HEADINGS, ETC. The cover page of this plan, the Table of Contents and all headings used in this plan are for the convenience of reference only and are not part of the substance of this plan.

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